EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

BlackRock Private Credit Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Value	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$7,154,392.10(1)	0.0001102	$788.42(2)

Fees Previously Paid

Total Transaction Value	$7,154,392.10(1)

Total Fees Due for Filing			$788.42

Total Fees Previously Paid			$788.42

Total Fee Offsets			—

Net Fee Due			$0.00

(1)

Calculated as the aggregate maximum purchase price based upon the net asset value per share as of March 31, 2023 of $24.23 and the offer to purchase up to 295,270 shares. The fee of $788.42 was paid in connection with the filing of the Schedule TO-I by BlackRock Private Credit Fund (File No. 005-94050) on April 28, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)

Calculated at $110.20 per $1,000,000 of the Transaction Value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	BlackRock Private Credit Fund	SC TO-I	005-94050	April 28, 2023		$788.42

Fee Offset Sources					April 28, 2023		$788.42

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